AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August __, 2003 Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

KCPL FINANCING II KCPL FINANCING III	KANSAS CITY POWER & LIGHT COMPANY
(Exact name of registrant as specified in their Trust Agreements)	(Exact name of registrant as specified in its charter)

Delaware	Missouri
(State or other jurisdiction of incorporation or organization)

43-1764671 43-1764672	44-0308720
(I.R.S. Employer Identification No.)

1201 Walnut Kansas City, Missouri 64106-2124 (816) 556-2200
(Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)

Jeanie Sell Latz

Executive Vice President and Chief Legal Officer
1201 Walnut
Kansas City, Missouri 64106-2124
(816) 556-2936

(Name, address, including zip code, and telephone
number, including area code, of agent for service for each registrant)

With copies to:

Steven R. Loeshelle
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019-6092

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Kansas City Power & Light Company Senior Debt Securities
Kansas City Power & Light Company Subordinated Debt Securities
KCPL Financing II Trust Preferred Securities
KCPL Financing III Trust Preferred Securities
Kansas City Power & Light Company Guarantees with respect to Trust Preferred Securities of KCPL Financing II and KCPL Financing III(2)
Total	$255,000,000	$255,000,000	$20,655
  There are being registered hereunder such presently indeterminate principal amount or number of Senior Debt Securities, Subordinated Debt Securities and Trust Preferred Securities with an aggregate initial offering price not to exceed $255,000,000. Senior Debt Securities and Subordinated Debt Securities are collectively referred to as "Debt Securities." Debt Securities also may be issued to a trust in connection with the issuance and sale of Trust Preferred Securities and later distributed upon dissolution and distribution of the assets thereof, which would include such Debt Securities for which no separate consideration will be received. Pursuant to Rule 457(o) under the Securities Act of 1933, and General Instruction II.D. of Form S-3, which permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.
  No separate consideration will be received for the Kansas City Power & Light Company Guarantees. Pursuant to Rule 457(n), no separate fee is payable in respect of the Kansas City Power & Light Company Guarantees.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

____________________________________________________________________________________________

[Subject to Completion, Dated August __, 2003]

[The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.]

PROSPECTUS

$255,000,000

KANSAS CITY POWER & LIGHT COMPANY

Senior Debt Securities
Subordinated Debt Securities
__________

KCPL FINANCING II
KCPL FINANCING III

Trust Preferred Securities and Related Guarantees fully and unconditionally guaranteed, as set forth herein, by Kansas City Power & Light Company

                    Kansas City Power & Light Company (the "Company"), a wholly-owned subsidiary of Great Plains Energy Incorporated, and/or KCPL Financing II and KCPL Financing III may offer and sell up to $255,000,000 of these securities. This prospectus provides you with a general description of these securities. We will provide the specific information about the offering and the terms of these securities in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and the related supplement before you invest in these securities.

____________________

                    Our principal executive offices are located at 1201 Walnut, Kansas City, Missouri 64106-2124 and our telephone number is (816) 556-2200.

____________________

Please refer to "Risk Factors" beginning on page 1 of this document for a discussion of certain risks associated with the Company.

____________________

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is ______________, 2003.

RISK FACTORS

                    You should carefully consider the risk factors described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment in any of the securities being offered. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us.

                    We are exposed to commodity price risk.  We engage in the wholesale and retail marketing of electricity and, accordingly, are exposed to risks associated with the price of electricity. In addition, we also purchase power as part of our load management operations. Further, since less than 1% of our revenues include an automatic fuel adjustment provision, we are exposed to risk from changes in the market prices of coal and natural gas used to generate power.

                    We manage one form of our exposure to commodity prices through the structure of our commercial contracts for purchase and delivery of coal, our predominant fuel source. About half of our delivered cost of coal is for rail transportation. We enter into long-term freight contracts to reduce the degree of variability in the delivered cost of coal. We also manage coal price risk in some cases by using short and intermediate-term fixed price contracts. We also manage commodity risk by establishing risk limits and entering into contracts to protect ourselves from volatility in the price of natural gas. However, we do not always hedge the entire exposure of our operations from commodity price volatility. To the extent that we do not do so or we are unsuccessful in doing so, our results of operations and financial position may be impacted as a result of changes in commodity prices.

                    The costs of compliance with new environmental laws and the incurrence of environmental liabilities could adversely affect our profitability.  Our operations are subject to extensive regulation relating to environmental protection. New environmental laws and regulations affecting our operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to us or our facilities, which may substantially increase our environmental expenditures in the future. In addition, we may not be able to recover all of our costs for environmental expenditures through rates at current levels in the future. Under current law, we are also generally responsible for any on-site liabilities associated with the environmental condition of our facilities that we have previously owned or operated, regardless of whether the liabilities arose before, during or after the time we owned or operated the facilities. The incurrence of a material environmental liability could have a material adverse effect on our results of operations and financial condition.

                    We have nuclear exposure.  We own 47% of Wolf Creek Nuclear Operating Corporation, the operating company for the Wolf Creek Generating Station (Wolf Creek) located in Coffey County, Kansas. Our share of Wolf Creek's generating capacity is 550 megawatts which makes it our second largest generating facility, representing approximately 15% of 2002 generating capacity and about 26% of annual MWh generation over the past three years. Over this same period, the facility has operated at 92% average capacity.

                    Wolf Creek has the lowest fuel cost per mmBtu of any of our generating units. Its assets represent about 33% of our assets and its operating expenses represent about 19% of our operating expenses. An extended shut-down of Wolf Creek could have a substantial adverse effect on our business, financial condition and results of operations because of higher replacement power and other costs. Although not expected, the Nuclear Regulatory

Commission could impose an unscheduled plant shut-down, reacting to safety concerns at the plant or other similar nuclear units. If a long-term shut-down occurred, the state regulatory commissions could reduce rates by excluding the Wolf Creek investment from rate base.

                    Ownership and operation of a nuclear generating unit exposes us to risks regarding decommissioning costs at the end of the unit's life and to potential retrospective assessments and property losses in excess of insurance coverage. We contribute about $3 million annually to a tax-qualified trust fund to be used to decommission Wolf Creek. This funding level assumes a projected level of return on trust assets. If the actual return on trust assets is below the anticipated level, we could be responsible for the balance of funds required. However, if returns are lower than the expected level, we believe a rate increase would be allowed to ensure full recovery of decommissioning costs over the remaining life of the unit.

CAUTIONARY STATEMENTS REGARDING
CERTAIN FORWARD-LOOKING INFORMATION

Statements made in this prospectus that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are providing a number of important factors that could cause actual results to differ materially from provided forward-looking information. These important factors include:
*	future economic conditions in the regional, national and international markets
*	market perception of the energy industry and the Company
*	changes in business strategy, operations, or development plans
*

state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935

*	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality
*	financial market conditions including, but not limited to, changes in interest rates and in availability and cost of capital
*	ability to maintain current credit ratings
*	inflation rates
*	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments
*	impact of terrorist acts
*	increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors
*	ability to carry out marketing and sales plans
*	weather conditions including weather-related damage
*	cost and availability of fuel
*	ability to achieve generation planning goals and the occurrence of unplanned generation outages
*	delays in the anticipated in-service dates of additional generating capacity
*	nuclear operations
*	performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities, and
*	other risks and uncertainties

This list of factors is not all-inclusive because it is not possible to predict all factors.

WHERE YOU CAN FIND MORE INFORMATION

                    We file annual, quarterly and current reports, and proxy statements and other information with the Securities and Exchange Commission (the "SEC") through the SEC's Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC's website (http://www.sec.gov). You may read and copy such material at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

                    The SEC allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus (but not information filed or furnished to the SEC and not deemed incorporated) will automatically update and supercede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until the offering of the securities described in this prospectus is completed:

*	Our Annual Report on Form 10-K for the year ended December 31, 2002, which we refer to herein as the "2002 Form 10-K".
*	Our Report on Form 8-K dated March 13, 2003.
*	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
*	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
*	Our Reports on Form 8-K and Form 8-K/A dated August 14, 2003.

                    This prospectus is part of a registration statement we have filed with the SEC relating to our securities. As permitted by the SEC's rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Section or through its website.

                    You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Kansas City Power & Light Company, 1201 Walnut, Kansas City, Missouri 64106-2124 (Telephone No.: 816-556-2200) Attention: Corporate Secretary, or by contacting us on our website (www.kcpl.com). Information on our website is not part of this prospectus.

                    No separate financial statements of any Trust are included in this prospectus. We believe that such statements would not be material to holders of the Preferred Securities because each Trust has no independent operations and exists for the sole purpose of investing the proceeds of the sale of its Trust Securities (as defined herein) in the subordinated debt securities.

ABOUT THIS PROSPECTUS

                    This prospectus is part of a registration statement we have filed with the SEC using a "shelf" registration process. By using this process, we may offer, in one or more transactions

*     senior debt securities

*     subordinated debt securities

and KCPL Financing II and KCPL Financing III (individually, a "Trust" and collectively, the "Trusts") may offer

*     trust preferred securities or capital securities (the "Preferred Securities")

in one or more offerings up to a total dollar amount of $255,000,000. This prospectus provides you with a general description of the securities. Each time we offer securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under "Where You Can Find More Information."

                    References in this prospectus to the terms "we", "us" or other similar terms mean Kansas City Power & Light Company, unless the context clearly indicates otherwise. We are also referred to in this prospectus as "Kansas City Power & Light Company" and "the Company."

                    You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

THE COMPANY

                    Kansas City Power & Light Company engages in the generation, transmission, distribution, and sale of electricity and serves approximately 485,000 customers located in all or portions of 24 counties in western Missouri and eastern Kansas. Our customers include over 425,000 residences, almost 55,000 commercial firms, and almost 2,500 industrials, municipalities, and other electric utilities. Retail electric revenues accounted for approximately 91% of our total operating revenues over the last three years. Wholesale firm power, bulk power sales and miscellaneous electric revenues accounted for the remainder of utility revenues. We are significantly impacted by seasonality, with approximately one-third of our revenues recorded in the third quarter. In addition to our utility business, we have a wholly owned unregulated subsidiary called Home Service Solutions Inc. ("HSS"), which, through its subsidiary, provides primarily energy-related residential services.

                    Through a corporate restructuring consummated on October 1, 2001, Great Plains Energy Incorporated, a Missouri corporation incorporated in 2001 ("Great Plains Energy"), became the parent company and sole owner of Kansas City Power & Light Company's common stock. The restructuring was implemented through an Agreement and Plan of Merger whereby each outstanding share of Kansas City Power & Light Company stock was exchanged for a share of Great Plains Energy stock. As a result, Great Plains Energy replaced Kansas City Power & Light Company as the listed entity on the New York Stock Exchange. Great Plains Energy is a public utility holding company registered with and subject, with its subsidiaries, including us, to regulation by the SEC under the Public Utility Holding Company Act of 1935, as amended. In connection with the reorganization, we transferred to Great Plains Energy our interest in two unregulated subsidiaries, Great Plains Power Incorporated and KLT Inc. For more details on the formation of the holding company and descriptions of the other Great Plains Energy subsidiaries, please refer to our 2002 Form 10-K, which is incorporated herein by reference. Our principal executive office is located at 1201 Walnut, Kansas City, Missouri 64106 (Telephone: (816) 556-2200).

THE TRUSTS

                    Each Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on December 11, 1996. The business of each Trust is defined in a Declaration of Trust which will be amended and restated in its entirety by the Amended and Restated Declaration of Trust substantially in the form filed as an exhibit to the Registration Statement of which this prospectus forms a part (the "Trust Agreement"). Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"). The Company will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") of each Trust. The Trust Securities represent undivided beneficial interests in the assets of the respective Trusts. Each Trust exists for the exclusive purposes of (i) issuing its Trust Securities representing undivided beneficial interests in the assets of such Trust, (ii) investing the gross proceeds of the sale of its Trust Securities in a related series of subordinated debt securities, and (iii) engaging in only those other activities necessary or incidental to these purposes. The payment of periodic cash distributions on the Preferred Securities of each Trust and payments on liquidation and redemption with respect to the Preferred Securities of each Trust, in each case to the extent each Trust has funds available therefor, will be guaranteed by the Company (individually, a "Guarantee" and collectively, the "Guarantees") to the extent set forth under "Description of the Guarantees."

                    Each Trust's business and affairs will be conducted by its trustees, which shall be appointed by the Company as the holder of the Common Securities: two officers of the Company as Administrative Trustees; The Bank of New York as Property Trustee; and The Bank of New York as Delaware Trustee (collectively, the "Securities Trustees"). The Property Trustee of each Trust will act as the indenture trustee with respect to such Trust for purposes of compliance with the provisions of the 1939 Act.

                    The principal place of business of each Trust shall be c/o the Company, 1201 Walnut, Kansas City, Missouri 64106-2124, telephone (816) 556-2200, Attn: Corporate Secretary.

                    Reference is made to the prospectus supplement relating to the Preferred Securities of each Trust for further information concerning such Trust.

ACCOUNTING TREATMENT OF TRUSTS

                    For financial reporting purposes, as currently treated, the Trusts will be treated as subsidiaries of the Company and, accordingly, the accounts of the Trusts will be included in the consolidated financial statements of the Company (see below for potential effects of the Financial Accounting Standards Board (FASB) Interpretation No. 46, "Consolidation of Variable Interest Entities"). If the Trusts are treated as subsidiaries of the Company, Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which is effective July 1, 2003, for the Company, will require that the Preferred Securities be presented as a separate line item in long-term debt in the consolidated statement of capitalization of the Company, and appropriate disclosures concerning the Preferred Securities, the Guarantees and the subordinated debt securities will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Company will record distributions payable on the Preferred Securities as an expense.

In January 2003, the FASB issued Interpretation No. 46. The Interpretation clarifies the application of Accounting Research Bulletin (ARB) No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties (Variable Interest Entities). FASB Interpretation No. 46 is effective July 1, 2003, for the Company. The Company is currently assessing the impact of FASB Interpretation No. 46 on Preferred Securities issued by a Trust. If, as a result of our assessment, we determine that under FASB Interpretation No. 46, the Company is not the primary beneficiary of the Trust, we would not be allowed to consolidate the Trust. This would result in the Company including its investment in the common stock of the Trust in its consolidated balance sheet. Additionally, the subordinated debt securities issued by the Company and held by the Trust would be presented as a separate line item in long-term debt in the consolidated statement of capitalization of the Company.

USE OF PROCEEDS

                    Each Trust will invest the proceeds received from the sale of its Preferred Securities in the Company's subordinated debt securities. Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the issuance of any debt securities for general corporate purposes, including, among others:
*	Repayment of short term debt;
*	Repurchase, retirement or refinancing of other debt securities, trust preferred securities or leases;
*	Funding of construction expenditures; and
*	Acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

                    The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Six Months Ended June 30,	Year Ended December 31,

2003	2002	2001	2000	1999	1998
2.49	2.88	2.22	3.02	2.38	2.98

                    Our ratio of earnings to fixed charges includes our consolidated subsidiary HSS. In addition, the above ratios include KLT Inc. and Great Plains Power Incorporated for all periods prior to the October 1, 2001 reorganization.

                    For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income from continuing operations before cumulative effect of changes in accounting principles, losses from equity investments and minority interests in consolidated subsidiaries with fixed charges, plus interest charges (excluding the reduction for capitalized interest), income taxes, and the estimated interest components of rents. "Fixed charges" consist of interest charges (excluding the reduction for capitalized interest) and the estimated interest components of rents.

DESCRIPTION OF DEBT SECURITIES

                    General. The senior debt securities and the subordinated debt securities, which we refer to collectively as the debt securities, will represent unsecured obligations of the Company. We may issue one or more series of debt securities directly to the public or to one or more Trusts. We expect that each series of senior debt securities or subordinated debt securities will be issued under a separate indenture, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under a senior indenture that we will enter into with The Bank of New York, as trustee. We will issue the subordinated debt securities in one or more series under a subordinated indenture we will enter into with The Bank of New York, as trustee. The form of the senior indenture and the form of the subordinated indenture are filed as exhibits to the registration statement of which this prospectus is a part. Each indenture will be qualified under the Trust Indenture Act of 1939. The following summaries of certain provisions of the senior indenture, the subordinated indenture and the applicable debt securities do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior indenture, the subordinated indenture, including the definition of certain terms, and the applicable debt securities. You should carefully read the summary below and the provisions of the indentures that may be important to you before investing. Copies of the indentures will be available at the offices of the Trustee at 101 Barclay Street, 8th Floor West, New York, NY 10286.

                    We may authorize the issuance and provide for the terms of a series of debt securities as described in the indentures. There will be no requirement under either the senior indenture or the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture. We will be free to employ other indentures or documentation containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The senior indenture and the subordinated indenture will provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuances of additional senior debt securities or subordinated debt securities of that series, as applicable. One or more series of the debt securities may be issued with the same or various maturities at par, above par or at a discount. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the market rate ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto. Unless otherwise described in the applicable prospectus supplement, neither indenture described above will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur. There is no limitation of the amount of debt we may issue under the indentures. Both indentures will also permit us to merge or consolidate or to transfer or lease our assets, subject to certain conditions (see "Consolidation, Merger and Sale" below).

                    Ranking. The senior debt securities will be our direct unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt. As of June 30, 2003, our aggregate outstanding debt that would have ranked equally with the senior debt securities was approximately $821.5 million. The subordinated debt securities will be our direct unsecured general obligations and will be junior in right of payment to our Senior Indebtedness

                    Unless otherwise provided in a prospectus supplement, the debt securities will effectively rank junior to our first mortgage bonds ("General Mortgage Bonds") which were issued under the General Mortgage Indenture and Deed of Trust, dated as of December 1,1986, between us and United Missouri Bank of Kansas City, N.A., as supplemented ("Mortgage Indenture"). The Mortgage Indenture constitutes a first mortgage lien upon substantially all of our fixed property and franchises. At June 30, 2003, there was approximately $213.8 million aggregate principal amount of General Mortgage Bonds outstanding. We have agreed with the issuer of certain bond insurance policies to not issue additional General Mortgage Bonds if, after giving effect to such additional General Mortgage Bonds, the proportion of secured debt to total indebtedness exceeded 75%. Additionally, if the long term rating for such General Mortgage Bonds by Standard & Poor's or Moody's Investors Service would be at or below A- or A3, respectively, such agreements would prohibit us from issuing additional General Mortgage Bonds if, after giving effect to such additional General Mortgage Bonds, the proportion of secured debt to total indebtedness exceeded 50%. At June 30, 2003, the proportion of secured debt to total indebtedness was approximately 21%.

                    Provisions of a Particular Series. The prospectus supplement applicable to each issuance of debt securities will specify, among other things:

*	the title and any limitation on aggregate principal amount of the debt securities;

*	the original issue date of the debt securities;

*	the date or dates on which the principal of any of the debt securities is payable;

*	the fixed or variable interest rate or rates, or method of calculation of such rate or rates, for the debt securities, and the date from which interest will accrue;

*	the terms, if any, regarding the optional or mandatory redemption of any debt securities, including the redemption date or dates, if any, and the price or prices applicable to such redemption;

*	the denominations in which such debt securities will be issuable;

*	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities may be repaid, in whole or in part, at the option of the holder thereof;

*	the place or places where the principal of, and premium, if any, and interest, if any, on the debt securities shall be payable;

*

the obligation, if any, of the Company to redeem, purchase, or repay the debt securities, including, but not limited to, pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities shall be redeemed, purchased, or repaid pursuant to such obligation;

*	whether the debt securities are to be issued in whole or in part in the form of one of more global securities and, if so, the identity of the Depositary for such global security or global securities;

*	any addition, deletion or modification to the events of default applicable to that series of debt securities and the covenants for the benefit of the holders of that series;

*	any remarketing features of the debt securities;

*	any collateral, security, assurance, or guarantee for the debt security;

*	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

*	the securities exchange(s), if any, on which the debt securities will be listed;

*	the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other securities;

*	any interest deferral or extension provisions;

*	the applicability of or any change in the subordination provisions for a series of debt securities;

*	the terms of any warrants we may issue to purchase debt securities; and

*	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

                    The terms of any subordinated debt securities issued to a Trust will correspond to those of the related Preferred Securities of such Trust as described in the prospectus supplement relating to such Preferred Securities.

                    Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

                    In the event (a) of any insolvency or bankruptcy proceeding or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property or of any proceedings for liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, or (b) subject to the terms of the subordinated indenture, that a default shall have occurred with respect to the payment of principal or interest on any Senior Indebtedness, and such default shall have continued beyond the period of grace and shall not have been cured, waived or ceased to exist, or (c) that the principal of and accrued interest on the subordinated debt securities of any series shall have been declared due and payable and such declaration shall not have been rescinded or annulled, then all Senior Indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive any payment.

                    The rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full. If provided in the applicable prospectus supplement, limited subordination periods may apply in the event of non-payment defaults relating to Senior Indebtedness in situations where there has not been an acceleration of Senior Indebtedness.

                    As defined in the subordinated indenture, the term "Senior Indebtedness" means:

*

obligations (other than non-recourse obligations, the indebtedness issued under the subordinated indenture and other indebtedness which is either effectively by its terms or expressly made subordinate to or pari passu with the subordinated debt securities) of, or guaranteed (except to the extent our payment obligations under any such guarantee are subordinate to or pari passu with the subordinated debt securities) or assumed by, us for

-

borrowed money, including both senior and subordinated indebtedness for borrowed money (other than the subordinated debt securities or other indebtedness which is expressly made subordinate to or pari passu with the subordinated debt securities); or

	-	the payment of money relating to any lease which is capitalized on our balance sheet in accordance with generally accepted accounting principles as in effect from time to time; or

*	indebtedness evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations with Senior Indebtedness, whether existing as of the date of the subordinated indenture or subsequently incurred by us.

                    The subordinated indenture will not limit the aggregate amount of Senior Indebtedness that we may issue. As of June 30, 2003, our outstanding Senior Indebtedness totaled approximately $1,035.3 million.

                    Certain Covenants. We will covenant in the subordinated indenture, for the benefit of the holders of each series of subordinated debt securities, that, (i) if at such time we shall have given notice of our election to extend an interest payment period for such series of subordinated debt securities and such extension shall be continuing, (ii) if at such time we shall be in default with respect to our payment or other obligations under the

Guarantee with respect to the Trust Securities, if any, related to such series of subordinated debt securities, or (iii) if at such time an Event of Default under the subordinated indenture with respect to such series of subordinated debt securities shall have occurred and be continuing, (a) we shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (b) we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Guarantees) issued by us which rank equally with or junior to the subordinated debt securities, and (c) we shall not make guarantee payments with respect to the foregoing (other than pursuant to the Guarantees). None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; (ii) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (iii) purchases or acquisitions of shares of Company common stock in connection with any employee benefit plans, any employee contracts or other similar arrangements with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholders' stock purchase plan.

                    The subordinated indenture further will provide that, for so long as the Trust Securities of any Trust remain outstanding, we covenant (i) to directly or indirectly maintain 100% ownership of the Common Securities of such Trust; provided, however, that any permitted successor of us under the subordinated indenture may succeed to our ownership of such Common Securities; (ii) to not cause, as sponsor of such Trust, or permit, as holder of Common Securities of such Trust, the dissolution, winding-up, or termination of such Trust, except in connection with a distribution of subordinated debt securities as provided in the Trust Agreement and in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement; and (iii) to use reasonable efforts to cause such Trust (a) to remain a statutory business trust, except in connection with the distribution of subordinated debt securities to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the related Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

                    Registration, Transfer and Exchange. Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities, other than debt securities issued to a Trust, will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under "Book-Entry System." The global securities will be registered in the name of a depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under "Book-Entry System," owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture.

                    Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer--duly endorsed or accompanied by a duly executed instrument of transfer--at the office of any transfer agent we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges, and upon satisfaction of such other reasonable requirements as are described in the applicable indenture.

                    Unless otherwise indicated in the applicable prospectus supplement, the transfer agent will be the trustee under the applicable indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

                    Payment and Paying Agents. Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described under "Book-Entry System."

                    Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the applicable trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement, interest on the debt securities of a particular series, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person's address as it appears on the register for such debt securities maintained by the applicable trustee.   All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof. However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

                    Redemption. Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities will be redeemable by us only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by the trustee in such manner as it shall deem fair and appropriate.

                    Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, such debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such debt securities.

                    Consolidation, Merger and Sale or Disposition of Assets. We may, without the consent of the holders of any debt securities, consolidate with or merge into any other corporation or sell, transfer, lease or otherwise dispose of our properties as or substantially as an entirety to any person, provided that:

*

the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer, lease or other disposition is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

*

the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer, lease or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest, if any, on all the debt securities outstanding under each indenture and the performance of every covenant of each indenture to be performed or observed by us;

*	we have delivered to the trustees for such debt securities an officer's certificate and an opinion of counsel as will be provided in each of the indentures; and

*

immediately after giving effect to the transaction, no Event of Default (see "Events of Default") or event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

                    Upon any such consolidation, merger, sale, transfer, lease or other disposition of our properties as or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the applicable indenture with the same effect as if such successor corporation or person had been named as us therein, and we will be released from all obligations under the applicable indenture.

                    Certain of the indentures for our debt securities provide that the sale, conveyance or other transfer by the Company of its facilities for the generation of electric energy to any affiliate of the Company, shall not be subject to other restrictions on sales, conveyances, or other transfers provided that the facilities shall not in the aggregate represent assets with a depreciated value on the books of the Company in excess of 65% of the depreciated value of the Company's total assets as set forth in its most recent report filed on Form 10-K or 10-Q as of the date of the sale, conveyance, or other transfer.

                    Modification. Without the consent of any holder of debt securities, the trustee for such debt securities and we may enter into one or more supplemental indentures for any of the following purposes:

*

to supply omissions, cure any ambiguity or inconsistency or correct defects, which actions, in each case, are not prejudicial to the interests of the holders of debt securities of any series in any material respect;

*

to change or eliminate any provision of the applicable indenture, provided that any such change or elimination will become effective with respect to such series only when there is no debt security of such series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision, or such change or elimination is applicable only to debt securities of such series issued after the effective date of such change or elimination;

*	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

*	to evidence the assumption of our covenants in the applicable indenture and the debt securities by any permitted successor;

*	to grant to or confer upon the trustee for any debt securities for the benefit of the holders of such debt securities, any additional rights, remedies, powers or authority;

*	to permit the trustee for any debt securities to comply with any duties imposed upon it by law;

*

to specify further the duties and responsibilities of, and to define further the relationship among, the trustee for any debt securities, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the applicable indenture;

*

to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, to add to the security of all debt securities, to surrender any right or power conferred upon us by the applicable indenture or to add any additional events of default with respect to all or any series of outstanding debt securities; and

*	to make any other change that is not prejudicial to the holders of any debt securities.

                    Except as provided above, the consent of the holders of a majority in aggregate principal amount of either the senior debt securities or the subordinated debt securities, as the case may be, of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the applicable indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the applicable debt securities; provided, however, that if less than all of the series of senior debt securities or subordinated debt securities outstanding, as the case may be, are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding applicable debt securities of all series so directly affected, considered as one class, will be required.

                    Notwithstanding the foregoing, no such amendment or modification may, without the consent of each holder of outstanding debt securities affected thereby:

*	change the maturity date of the principal of any debt security;

*	reduce the principal amount of, or premium payable on, any debt security;

*	reduce the rate of interest or change the method of calculating such rate, or extend the time of payment of interest, on any debt security;

*	change the coin or currency of any payment of principal of, or any premium or interest on any debt security;

*

change the date on which any debt security may be redeemed or adversely affect the rights of a holder to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security; or

*	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify or amend the applicable indenture or to waive any past default.

                    A supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture which has expressly been included solely for the benefit of one or more series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the applicable indenture of the holders of the debt securities of any other series.

                    Events of Default. Unless specifically deleted in a supplemental indenture or Board resolution under which a series of debt securities is issued, or modified in any such supplemental indenture, each of the following will constitute an event of default under the senior indenture or the subordinated indenture with respect to senior debt securities or subordinated debt securities, as the case may be, of any series:

*	failure to pay principal of or premium, if any, on any debt security of such series, as the case may be, within one day after the same becomes due and payable;

*

failure to pay interest on the debt securities of such series within 30 days after the same becomes due and payable; provided, however, that a valid extension of the interest payment period or deferral of interest payment by us as contemplated in the subordinated indenture shall not constitute a failure to pay interest for this purpose; and provided, further, that with respect to subordinated debt securities, no such default shall be deemed to exist if, on or prior to the date on which such interest became due, we shall have made a payment sufficient to pay such interest pursuant to the Guarantee related to the Trust Securities of the Trust owning the subordinated debt securities, and shall have delivered a notice to the Trustee to that effect;

*

failure to perform or breach of any of our other covenants or warranties in the applicable indenture (other than a covenant or warranty solely for the benefit of one or more series of debt securities other than such series) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding applicable debt securities of such series;

*	certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

*	any other event of default specified in the applicable prospectus supplement with respect to debt securities of a particular series.

No event of default with respect to the debt securities of a particular series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

                    If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities under a particular indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

                    At any time after an acceleration with respect to the debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be waived, and the acceleration will be rescinded and annulled, if

*

we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all debt securities of such series, the principal of and premium, if any, on the debt securities of such series which have become due otherwise than by acceleration and interest thereon at the rate or rates specified in such debt securities, interest upon overdue installments of interest at the rate or rates specified in such debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for such series under the applicable indenture; and

*

any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of and accrued interest on the debt securities of such series which has become due solely by such acceleration, have been cured or waived as provided in the applicable indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

                    Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the senior indenture or the subordinated indenture, as the case may be, and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee's sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

                    The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture on behalf of all holders of debt securities of that series with respect to the debt securities of that series, except a default in the payment of principal of or any premium or interest on such debt securities. No holder of debt securities of any series may institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the debt securities of such series, the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered reasonable indemnity, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those debt securities.

                    Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

                    The trustee, within 90 days after it receives notice of the occurrence of a default with respect to the debt securities of any series, is required to give the holders of the debt securities of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, the debt securities of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We will be required to deliver to the trustees for the debt securities each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with all conditions and covenants under the applicable indenture, determined without regard to any period of grace or requirement of notice under such indenture.

                    Defeasance and Discharge. Unless the applicable prospectus supplement states otherwise, we may elect either:

1.

to defease and be discharged from any and all obligations in respect of the debt securities of any series then outstanding under the applicable indenture (except for certain obligations to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated notes, maintain paying agencies and hold monies for payment in trust); or

2.

to be released from the obligations of the senior indenture with respect to the senior debt securities of any series or the subordinated indenture with respect to the subordinated debt securities of any series under any covenants applicable to the debt securities of such series which are subject to covenant defeasance as described in the indenture, supplemental indenture or other instrument establishing such series.

                     In the case of either (1) or (2), we are required to deposit, in trust, with the applicable trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of, premium, if any, and interest on the debt securities of such series on the dates payments are due (which may include one or more redemption dates designated by us). This trust may only be established if, among other things, (A) no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the applicable indenture has occurred and is continuing on the date of the deposit, and 91 days have passed after the deposit has been made and, during that period, certain events of default have not occurred and are continuing as of the end of that period, (B) the deposit will not cause the trustee to have any conflicting interest with respect to our other securities and (C) we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel is based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred.

                    We may exercise our defeasance option under paragraph (1) with respect to debt securities of any series notwithstanding our prior exercise of our covenant defeasance option under paragraph (2). If we exercise our defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under clause (2) in the preceding paragraph. In the event we fail to comply with our remaining obligations with respect to the debt securities of any series under the applicable indenture after exercising our covenant defeasance option and the debt securities of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.

                    Resignation or Removal of Trustee. The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time with respect to debt securities of any series by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of that series of debt securities then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appoint a successor trustee.

                    Concerning the Trustee. As of June 30, 2003, The Bank of New York, which will be the Senior Indenture Trustee, the Subordinated Indenture Trustee, the Senior Property Trustee and the Guarantee Trustee, was the trustee for $ 991.9 million of the Company's secured and unsecured debt under seven separate indentures. The Bank of New York is also a depository for funds and performs other services for, and transacts other banking business with our affiliates and us in the normal course and may do so in the future. Each indenture will provide that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable debt securities upon the property and funds held or collected by the trustee as such.

                    Governing Law. The senior indenture, the subordinated indenture and the related debt securities will be governed by New York law.

DESCRIPTION OF THE PREFERRED SECURITIES

                    Each Trust may issue only one series of Preferred Securities having terms described in the prospectus supplement relating thereto. The Trust Agreement of each Trust will authorize the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities of such Trust. The Preferred Securities of each Trust will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferral or other special rights or such restrictions as shall be set forth in the Trust Agreement of such Trust. Reference is made to the prospectus supplement relating to the Preferred Securities of a Trust for specific terms, including:

*	the distinctive designation of such Preferred Securities;

*	the number of Preferred Securities issued by such Trust;

*	the annual distribution rate (or method of determining such rate) for Preferred Securities of such Trust and the date or dates on which such distributions shall be payable;

*

whether distributions on such Preferred Securities shall be cumulative and, in the case of Preferred Securities having cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on such Preferred Securities shall be cumulative;

*

the amount or amounts that shall be paid out of the assets of such Trust to the holders of the Preferred Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust;

*

the obligation, if any, of such Trust to purchase or redeem such Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which such Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

*

the voting rights, if any, of such Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Trust Agreement of such Trust;

*	the rights, if any, to defer distributions on the Preferred Securities by extending the interest payment period on the related subordinated debt securities; and

*	any other relative rights, preferences, privileges, limitations or restrictions of such Preferred Securities not inconsistent with the Trust Agreement of such Trust or applicable law.

                    All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth under ""Description of the Guarantees.'' Any material United States federal income tax considerations applicable to an offering of Preferred Securities will be described in the prospectus supplement relating thereto.

DESCRIPTION OF THE RELATED GUARANTEES

                    Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities of the respective Trusts from time to time. Each Guarantee will be qualified as an indenture under the 1939 Act. The Bank of New York will act as trustee under each Guarantee (the "Guarantee Trustee'') for purposes of the 1939 Act. The terms of the respective Guarantees will be those set forth therein and those made part thereof by the 1939 Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, the form of which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, and the 1939 Act. Each Guarantee will be held by the Guarantee Trustee for the benefit of holders of the Preferred Securities to which it relates.

                    General.  Pursuant to each Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the related Preferred Securities, the Guarantee Payments (as defined herein), to the extent not paid by, or on behalf of, the related Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the Company may have or assert against any person. The following payments or distributions with respect to the Preferred Securities of any Trust to the extent not paid or made by, or on behalf of, such Trust will be subject to the Guarantee related thereto (without duplication):

*	any accrued and unpaid distributions required to be paid on the Preferred Securities of such Trust but if and only if and to the extent that such Trust has funds available therefor;

*

the redemption price, including all accrued and unpaid distributions to the date of redemption (the ""Redemption Price''), with respect to any Preferred Securities called for redemption by such Trust, but if and only to the extent such Trust has funds available therefor; and

*

upon a dissolution, winding-up or termination of such Trust (other than in connection with the distribution of subordinated debt securities to the holders of Trust Securities of such Trust or the redemption of all of the Preferred Securities of such Trust), the lesser of

-

the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of such Trust to the date of payment, to the extent such Trust has funds available therefore; and

	-	the amount of assets of such Trust remaining available for distribution to holders of Preferred Securities of such Trust in liquidation of such Trust

(the "Guarantee Payments'').

The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the related Preferred Securities or by causing the related Trust to pay such amounts to such holders.

                    Each Guarantee will be a guarantee of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of such Preferred Securities, but will not apply to the payment of distributions and other payments on such Preferred Securities when the related Trust does not have sufficient funds available to make such distributions or other payments. If the Company does not make interest payments on the subordinated debt securities held by the Property Trustee under any Trust, such Trust will not make distributions on its Preferred Securities.

                    Subordination.  The Company's obligations under each Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank:

*

subordinate and junior in right of payment to all other liabilities of the Company, including the subordinated debt securities, except those liabilities of the Company made pari passu or subordinate by their terms,

*

pari passu with the most senior preferred stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred securities of any affiliate of the Company, and

*	senior to all common stock of the Company.

                    The terms of the Preferred Securities will provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee related thereto. The Company has outstanding common stock that ranks junior to the Guarantees.

                    Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).

                    Amendments and Assignment.  Except with respect to any changes that do not materially and adversely affect the rights of holders of the related Preferred Securities (in which case no consent will be required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of all of such outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth in an accompanying prospectus supplement. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

                    Termination.  Each Guarantee will terminate and be of no further force and effect as to the related Preferred Securities upon full payment of the Redemption Price of all such Preferred Securities, upon distribution of subordinated debt securities to the holders of such Preferred Securities in exchange for all such Preferred Securities, or upon full payment of the amounts payable upon liquidation of the related Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid with respect to such Preferred Securities or under such Guarantee.

                    Events of Default.  An event of default under each Guarantee will occur upon the failure by the Company to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities to which any Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or exercising any trust or power conferred upon the Guarantee Trustee under such Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against or requesting or directing that action be taken by the Guarantee Trustee or any other person. The holders of a majority in liquidation amount of Preferred Securities of any series may, by vote, on behalf of the holders of all the Preferred Securities of such series, waive any past event of default and its consequences.

                    Information Concerning the Guarantee Trustee.  The Guarantee Trustee, prior to the occurrence of any event of default with respect to any Guarantee and after the curing or waiving of all events of default with respect to such Guarantee, will undertake to perform only such duties as are specifically set forth in such Guarantee and, in case an event of default has occurred (that has not been cured or waived), the Guarantee Trustee shall exercise such of the rights and powers vested in it by such Guarantee and use the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the rights or powers vested in it by any Guarantee at the request or direction of any holder of the related Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

                    The Bank of New York, the Guarantee Trustee, also serves as Property Trustee, the Senior Indenture Trustee, and the Subordinated Indenture Trustee.

                    Governing Law.  Each Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                    The Agreements as to Expenses and Liabilities.  Pursuant to an Agreement as to Expenses and Liabilities to be entered into by the Company under each Trust Agreement, the Company will irrevocably and unconditionally guarantee to each person or entity to whom each Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of such Trust, other than obligations of such Trust to pay to the holders of the related Preferred Securities or other similar interests in such Trust the amounts due such holders pursuant to the terms of such Preferred Securities or such other similar interests, as the case may be.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,
THE SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

                    As long as payments of interest and other payments are made when due on each series of subordinated debt securities issued to a Trust, such payments will be sufficient to cover distributions and payments due on the related Trust Securities of such Trust primarily because (i) the aggregate principal amount of each series of subordinated debt securities will be at least equal to the sum of the aggregate stated liquidation amount of the related Trust Securities; (ii) the interest rate and interest and other payment dates on each series of subordinated debt securities will match the distribution rate and distribution and other payment dates for the related Preferred Securities; (iii) the Company shall pay for all costs and expenses of each Trust pursuant to the Agreements as to Expenses and Liabilities; and (iv) each Trust Agreement provides that the Securities Trustees under each Trust Agreement shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

                   Payments of distributions (to the extent funds for such purpose are available) and other payments due on the Preferred Securities (to the extent funds for such purpose are legally and immediately available) will be guaranteed by the Company as and to the extent set forth under "Description of the Guarantees.'' If the Company does not make interest payments on any series of subordinated debt securities, it is not expected that the related Trust will have sufficient funds to pay distributions on its Preferred Securities. Each Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the related Trust has sufficient funds available for the payment of such distributions.

                    If the Company fails to make interest or other payments on any series of subordinated debt securities when due (taking into account any extension period as described in the applicable prospectus supplement), the holders of the related Preferred Securities may rely on the enforcement by the Property Trustee as a holder of subordinated debt securities against the Company. Such holders may direct the Property Trustee to enforce its rights under the subordinated debt securities of such series, including proceeding directly against the Company to enforce such subordinated debt securities. If the Property Trustee fails to enforce its rights under any series of subordinated debt securities, to the fullest extent permitted by applicable law, any holder of related Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under such series of subordinated debt securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on subordinated debt securities of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the subordinated debt securities of such series.

                    If the Company fails to make payments under any Guarantee, such Guarantee provides a mechanism that allows the holders of the Preferred Securities to which such Guarantee relates to direct the Guarantee Trustee to enforce its rights under such

Guarantee. In addition, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the related Guarantee without first instituting a legal proceeding against or requesting or directing that action be taken by the Guarantee Trustee or any other person or entity.

                    Each Guarantee, the Subordinated Note Indenture, the subordinated debt securities of the related series, the related Trust Agreement and the related Agreement as to Expenses and Liabilities, as described above, constitute a full and unconditional guarantee by the Company of the payments due on the related series of Preferred Securities.

                    Upon any voluntary or involuntary dissolution, winding-up or termination of any Trust, unless subordinated debt securities of the related series are distributed in connection with such action, the holders of Preferred Securities of such Trust will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable prospectus supplement. Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the related series of subordinated debt securities, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Because the Company is guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each Trust (other than the Trust's obligations to holders of the Preferred Securities) pursuant to the related Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of subordinated debt securities of the related series relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

                    A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Subordinated Note Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the subordinated debt securities provide that no payments may be made in respect of the subordinated debt securities until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the subordinated debt securities of any series would constitute an Event of Default under the Subordinated Note Indenture with respect to the subordinated debt securities of such series except that failure to make interest payments on the subordinated debt securities of such series will not be an Event of Default during an extension period as described in the applicable prospectus supplement.

BOOK-ENTRY SYSTEM

                    Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities (other than debt securities issued to a Trust) and Preferred Securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

                    So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

                    Global securities may be exchanged in whole for certificated securities only if:

*

the depository notifies us that it is unwilling or enable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, we thereupon fail to appoint a successor depository within 90 days;

*	we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated securities; or

*	there shall have occurred and be continuing an event of default with respect to the applicable securities of any series

In any such case, we have agreed to notify the applicable trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owners of such securities.

                    The following is based solely on information furnished by DTC:

                    DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue and will be deposited with DTC.

                    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing corporation" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

                    Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The rules applicable to DTC and its participants are on file with the SEC.

                    Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for such purchases of global securities on DTC's records. The ownership interest of each actual purchaser of each global security, or beneficial owners, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owners entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

                    To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC's records reflect only the identity of the direct participants to whose accounts such global securities are credited which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

                    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                    If the global securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

                    Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co's consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

                    Principal, interest and premium payments, if any, on the global securities will be made to DTC in immediately available funds. DTC's practice is to credit direct participants' accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC's records, unless DTC has reason to believe it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee for such securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium, if any, on any of the aforementioned securities represented by global securities to DTC is the responsibility of the appropriate trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

                    The information in this section covering DTC and DTC's book-entry system has been obtained from sources, including DTC, which we believe to be reliable.

                    The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

                    None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

                    The Company may sell the senior debt securities and the subordinated debt securities and the Trusts may sell the Preferred Securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The prospectus supplement with respect to each series of senior debt securities, subordinated debt securities or Preferred Securities will set forth the terms of the offering of such senior debt securities, subordinated debt securities or Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such senior debt securities, subordinated debt securities or Preferred Securities and the proceeds to the Company or the applicable Trust from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such senior debt securities, subordinated debt securities or Preferred Securities may be listed.

                    If underwriters participate in the sale, such senior debt securities, subordinated debt securities or Preferred Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

                    Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase any series of senior debt securities, subordinated debt securities or Preferred Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of senior debt securities, subordinated debt securities or Preferred Securities, if any are purchased.

                    Underwriters and agents may be entitled under agreements entered into with the Company and/or the applicable Trust to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                    Each series of senior debt securities, subordinated debt securities or Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom senior debt securities, subordinated debt securities or Preferred Securities are sold for public offering and sale may make a market in such senior debt securities, subordinated debt securities or Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The senior debt securities, subordinated debt securities or Preferred Securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

                    Legal matters with respect to the debt securities offered hereby will be passed upon for the Company by Jeanie Sell Latz, Esq., Corporate Secretary. At August 6, 2003, Ms. Latz owned beneficially 22,427 shares of Great Plains Energy's common stock, including option grants and shares that may be acquired at a later date based on corporate and Ms. Latz's individual performance.

                    Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Company and the Trusts by Pepper Hamilton LLP, special Delaware counsel to the Company and the Trusts.

                    Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York. Dewey Ballantine LLP will rely for purposes of their opinions upon the opinion of Ms. Latz as to matters of Missouri law. Dewey Ballantine LLP has performed, and may perform in the future, legal services for the Company and its affiliates.

EXPERTS

                    The consolidated financial statements as of December 31, 2002, and for the year then ended and the related financial statement schedule, incorporated in this prospectus by reference to the Current Report on Form 8-K/A of Kansas City Power & Light Company (a wholly-owned subsidiary of Great Plains Energy Incorporated) dated August 14, 2003, (the "August 14, 2003 Form 8-K/A") have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), and has been so incorporated in reliance upon the report of such firm given on their authority as experts in auditing and accounting.

                    The consolidated financial statements of Kansas City Power & Light Company (a wholly-owned subsidiary of Great Plains Energy Incorporated) as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 incorporated in this prospectus by reference to the August 14, 2003 Form 8-K/A, except as they relate to DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession), and the 2001 and 2000 financial statement schedule information incorporated in this prospectus by reference to the August 14, 2003 Form 8-K/A, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose reports thereon (which report relating to the consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 includes an explanatory paragraph relating to the Company's corporate reorganization in 2001) also appear in the August 14, 2003 Form 8-K/A.  The report of PricewaterhouseCoopers LLP, independent accountants, on the consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 referred to above, insofar as it relates to the amounts included for DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession), is based solely on the report of Deloitte & Touche LLP.  The financial statements of DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession) (not presented separately or incorporated by reference herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs referring to DTI Holdings, Inc. and Subsidiaries' filing for reorganization under Chapter 11 of the Federal Bankruptcy Code, substantial doubt about DTI Holdings, Inc. and Subsidiaries' ability to continue as a going concern and an impairment charge recorded by DTI Holdings, Inc. and Subsidiaries) which also appears in the August 14, 2003 Form 8-K/A. The consolidated financial statements of Kansas City Power & Light Company referred to above have been incorporated in this prospectus in reliance on the reports of such firms, given on their authority as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

                    Expenses payable by Registrant for the sale of the Securities, other than underwriting discount and commissions, are estimated as follows:
Securities and Exchange Commission registration fee	$ 20,655.00
Printing	40,000.00
Services of Independent Auditors and Accountants	75,000.00
Fees and expenses of Trustees	50,000.00
Rating agency fees	195,000.00
New York Stock Exchange Listing Fees	54,090.00
Miscellaneous	65,255.00
Total	$500,000.00

_______________

Item 15. Indemnification of Directors and Officers.

RSMo. Section 351.355 (2001) provides as follows:

                    1. A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

                    2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the act that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                    3. Except as otherwise provided in the Articles of Incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

                    4. Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

                    5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

                    6. The indemnification provided by this section shall be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                    7. A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the Articles of Incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

                    8. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this section.

                    9. Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

                    10. For the purpose of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

                    11. For purposes of this section, the term "other enterprise" shall include employee benefit plans; the term "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

The officers and directors of the Company have entered into indemnification agreements with the Company indemnifying such officers and directors to the extent allowed under the above RSMo. Section 351.355 (2001).

Article XIII of the Restated Articles of Consolidation of the Company provides as follows:

                    ARTICLE THIRTEENTH. (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was an employee of the Company acting within the scope and course of his or her employment or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by The Missouri General and Business Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith. The Company may in its discretion by action of its Board of Directors provide indemnification to agents of the Company as provided for in this ARTICLE THIRTEENTH. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

                     (b) Rights Not Exclusive. The indemnification and other rights provided by this ARTICLE THIRTEENTH shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, By-laws of the Company, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding the office of director or officer, and the Company is hereby expressly authorized by the shareholders of the Company to enter into agreements with its directors and officers which provide greater indemnification rights than that generally provided by The Missouri General and Business Corporation Law; provided, however, that no such further indemnity shall indemnify any person from or on account of such director's or officer's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any such agreement providing for further indemnity entered into pursuant to this ARTICLE THIRTEENTH after the date of approval of this ARTICLE THIRTEENTH by the Company's shareholders need not be further approved by the shareholders of the Company in order to be fully effective and enforceable.

                     (c) Insurance. The Company may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Company, or was or is serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this ARTICLE THIRTEENTH.

                     (d) Amendment. This ARTICLE THIRTEENTH may be hereafter amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (a) the effective date of such amendment or repeal; (b) the expiration date of such person's then current term of office with, or service for, the Company (provided such person has a stated term of office or service and completes such term); or (c) the effective date such person resigns his or her office or terminates his or her service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

                    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted against Registrant by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. List of Exhibits.
Exhibit Number		Description of Exhibit

1.a	**	Form of Underwriting Agreement for the senior debt securities.

1.b	**	Form of Underwriting Agreement for the subordinated debt securities.

1.c	**	Form of Underwriting Agreement for the Preferred Securities.

4.a		Certificate of Trust for KCPL Financing II (the Certificate of Trust for each other trust is identical except for the names and will be filed upon request).

4.b		Declaration of Trust of KCPL Financing II and KCPL Financing III.

4.c		Form of Amended and Restated Declaration of Trust.

4.d		Form of Senior Indenture between Kansas City Power & Light Company and The Bank of New York, as Trustee.

4.e		Form of Subordinated Indenture between Kansas City Power & Light Company and The Bank of New York, as Trustee.

4.f		Form of Preferred Security (included in 4.c).

4.g		Form of Senior Debt Security (included in 4.d).

4.h		Form of Subordinated Debt Security (included in 4.e).

4.i		Form of Preferred Securities Guarantee Agreement.

4.j	*

General Mortgage and Deed of Trust dated as of December 1, 1986, between Kansas City Power & Light Company and UMB Bank, n.a. (formerly United Missouri Bank of Kansas City, N.A.), Trustee (Exhibit 4-bb to Form 10-K for the year ended December 31, 1986).

4.k	*	Fourth Supplemental Indenture dated as of February 15, 1992, to Indenture dated as of December 1, 1986 (Exhibit 4-y to Form 10-K for the year ended December 31, 1991).

4.l	*	Fifth Supplemental Indenture dated as of September 15, 1992, to Indenture dated as of December 1, 1986 (Exhibit 4-a to quarterly report on Form 10-Q for the period ended September 30, 1992).

4.m	*	Sixth Supplemental Indenture dated as of November 1, 1992, to Indenture dated as of December 1, 1986 (Exhibit 4-z to Registration Statement, Registration No. 33-54196).

4.n	*	Seventh Supplemental Indenture dated as of October 1, 1993, to Indenture dated as of December 1, 1986 (Exhibit 4-a to quarterly report on Form 10-Q for the period ended September 30, 1993).

4.o	*	Eighth Supplemental Indenture dated as of December 1, 1993, to Indenture dated as of December 1, 1986 (Exhibit 4 to Registration Statement, Registration No. 33-51799).

4.p	*	Ninth Supplemental Indenture dated as of February 1, 1994, to Indenture dated as of December 1, 1986 (Exhibit 4-h to Form 10-K for year ended December 31, 1993).

4.q	*

Indenture for Medium-Term Note Program dated as of February 15, 1992, between Kansas City Power & Light Company and The Bank of New York (Exhibit 4-bb to Registration Statement, Registration No. 33-45736).

4.r	*

Indenture for Medium-Term Note Program dated as of November 15, 1992, between Kansas City Power & Light Company and The Bank of New York (Exhibit 4-aa to Registration Statement, Registration No. 33-54196).

4.s	*	Amended and Restated Declaration of Trust of Kansas City Power & Light Company Financing I dated April 15, 1997 (Exhibit 4-a to Form 10-Q for the period ended March 31, 1997).

4.t	*	Indenture dated as of April 1, 1997 between the Company and The First National Bank of Chicago, Trustee (Exhibit 4-b to Form 10-Q for the period ended March 31, 1997).

4.u	*

First Supplemental Indenture dated as of April 1, 1997 to the Indenture dated as of April 1, 1997 between the Company and The First National Bank of Chicago, Trustee (Exhibit 4-c to Form 10-Q for the period ended March 31, 1997).

4.v	*	Preferred Securities Guarantee Agreement dated April 15, 1997 (Exhibit 4-d to Form 10-Q for the period ended March 31, 1997).

4.w	*

Indenture for $150 million aggregate principal amount of 6.50% senior debt securities due November 15, 2011 and $250 million aggregate principal amount of 7.125% senior debt securities due December 15, 2005 dated as of December 1, 2000, between Kansas City Power & Light Company and The Bank of New York (Exhibit 4-a to Report on Form 8-K dated December 18, 2000).

4.x	*

Indenture for $225 million aggregate principal amount of 6.00% senior debt securities due 2007, Series B, dated March 1, 2002 between The Bank of New York and Kansas City Power & Light Company (Exhibit 4.1.b. to Form 10-Q for the period ended March 31, 2002).

5.a		Opinion of Pepper Hamilton L.L.P. regarding legality of Preferred Securities.

5.b		Opinion and consent of Jeanie Sell Latz, Corporate Secretary of KCP&L regarding legality of Debt and Preferred Securities Guarantees.

12		Schedule of computation of ratio of earnings to fixed charges.

23.a		Consent of Deloitte & Touche LLP.

23.b		Consent of PricewaterhouseCoopers LLP.

23.c		Consent of Deloitte & Touche LLP.

23.d		Consent of Pepper Hamilton L.L.P. (included as part of Exhibit 5.a).

23.e		Consent of Jeanie Sell Latz, Corporate Secretary (included as part of Exhibit 5.b).

24		Powers of Attorney.

25.a		Form T-1 Statement of Eligibility of The Bank of New York, as Trustee under the Senior Indenture, under the Trust Indenture Act of 1939.

25.b		Form T-1 Statement of Eligibility of The Bank of New York, as Trustee under the Subordinated Indenture, under the Trust Indenture Act of 1939

25.c		Form T-1 Statement of Eligibility of The Bank of New York as Property Trustee under the Amended and Restated Declaration of Trust of KCPL Financing II.

25.d

Form T-1 Statement of Eligibility of The Bank of New York as Guarantee Trustee under the Preferred Security Guarantee of Kansas City Power & Light Company for the benefit of the holders of Preferred Securities of KCPL Financing II.

25.e		Form T-1 Statement of Eligibility of The Bank of New York as Property Trustee under the Amended and Restated Declaration of Trust of KCPL Financing III.

25.f

Form T-1 Statement of Eligibility of The Bank of New York as Guarantee Trustee under the Preferred Security Guarantee of Kansas City Power & Light Company for the benefit of the holders of Preferred Securities of KCPL Financing III.

*Exhibits listed above which have heretofore been filed with the Commission and which were designated as noted above are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

**To be subsequently filed or incorporated by reference.

_______________________________________________

Item 17. Undertakings.
(1)	The undersigned Registrant hereby undertakes:

(a)

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement;

(1)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

		(2)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	See the last paragraph of Item 15.

2.	The undersigned Registrant hereby undertakes that,

(a)

for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective, and

(b)

for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 26th day of August 2003.

KANSAS CITY POWER & LIGHT COMPANY

By:	/s/Bernard J. Beaudoin
(Bernard J. Beaudoin) Chairman of the Board and Chief Executive Officer

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/Bernard J. Beaudoin (Bernard J. Beaudoin)	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	) ) )
)
/s/Andrea F. Bielsker (Andrea F. Bielsker)	Senior Vice President-Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	) ) )
)
/s/Lori A. Wright (Lori A. Wright)	Controller (Principal Accounting Officer)	) )
)
David L. Bodde* (David L. Bodde)	Director	) )
)
Mark A. Ernst* (Mark A. Ernst)	Director	) )
)
William K. Hall* (William K. Hall)	Director	) )
)
Randall C. Ferguson, Jr* (Randall C. Ferguson, Jr.)	Director	) August 26, 2003 )
)
Luis A. Jimenez* (Luis A. Jimenez)	Director	) )
)
James A. Mitchell* (James A. Mitchell)	Director	) )
)
William C. Nelson* (William C. Nelson)	Director	) )
)
Linda Hood Talbott* (Linda Hood Talbott)	Director	) )
)
Robert H. West* (Robert H. West)	Director	) )
*By:	/s/Bernard J. Beaudoin (Bernard J. Beaudoin) Attorney-in-fact

                    Pursuant to the requirements of the Securities Act of 1933, KCPL Financing II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 26th day of August, 2003.

KCPL FINANCING II

/s/Andrea F. Bielsker

By:	Andrea F. Bielsker as Trustee

                    Pursuant to the requirements of the Securities Act of 1933, KCPL Financing III certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 26th day of August, 2003.

KCPL FINANCING III

/s/Andrea F. Bielsker

By:	Andrea F. Bielsker as Trustee

INDEX TO EXHIBITS
Exhibit Number		Description of Exhibit

1.a	**	Form of Underwriting Agreement for the senior debt securities.

1.b	**	Form of Underwriting Agreement for the subordinated debt securities.

1.c	**	Form of Underwriting Agreement for the Preferred Securities.

4.a		Certificate of Trust for KCPL Financing II (the Certificate of Trust for each other trust is identical except for the names and will be filed upon request).

4.b		Declaration of Trust of KCPL Financing II and KCPL Financing III.

4.c		Form of Amended and Restated Declaration of Trust.

4.d		Form of Senior Indenture between Kansas City Power & Light Company and The Bank of New York, as Trustee.

4.e		Form of Subordinated Indenture between Kansas City Power & Light Company and The Bank of New York, as Trustee.

4.f		Form of Preferred Security (included in 4.c).

4.g		Form of Senior Debt Security (included in 4.d).

4.h		Form of Subordinated Debt Security (included in 4.e).

4.i		Form of Preferred Securities Guarantee Agreement.

4.j	*

General Mortgage and Deed of Trust dated as of December 1, 1986, between Kansas City Power & Light Company and UMB Bank, n.a. (formerly United Missouri Bank of Kansas City, N.A.), Trustee (Exhibit 4-bb to Form 10-K for the year ended December 31, 1986).

4.k	*	Fourth Supplemental Indenture dated as of February 15, 1992, to Indenture dated as of December 1, 1986 (Exhibit 4-y to Form 10-K for the year ended December 31, 1991).

4.l	*	Fifth Supplemental Indenture dated as of September 15, 1992, to Indenture dated as of December 1, 1986 (Exhibit 4-a to quarterly report on Form 10-Q for the period ended September 30, 1992).

4.m	*	Sixth Supplemental Indenture dated as of November 1, 1992, to Indenture dated as of December 1, 1986 (Exhibit 4-z to Registration Statement, Registration No. 33-54196).

4.n	*	Seventh Supplemental Indenture dated as of October 1, 1993, to Indenture dated as of December 1, 1986 (Exhibit 4-a to quarterly report on Form 10-Q for the period ended September 30, 1993).

4.o	*	Eighth Supplemental Indenture dated as of December 1, 1993, to Indenture dated as of December 1, 1986 (Exhibit 4 to Registration Statement, Registration No. 33-51799).

4.p	*	Ninth Supplemental Indenture dated as of February 1, 1994, to Indenture dated as of December 1, 1986 (Exhibit 4-h to Form 10-K for year ended December 31, 1993).

4.q	*

Indenture for Medium-Term Note Program dated as of February 15, 1992, between Kansas City Power & Light Company and The Bank of New York (Exhibit 4-bb to Registration Statement, Registration No. 33-45736).

4.r	*

Indenture for Medium-Term Note Program dated as of November 15, 1992, between Kansas City Power & Light Company and The Bank of New York (Exhibit 4-aa to Registration Statement, Registration No. 33-54196).

4.s	*	Amended and Restated Declaration of Trust of Kansas City Power & Light Company Financing I dated April 15, 1997 (Exhibit 4-a to Form 10-Q for the period ended March 31, 1997).

4.t	*	Indenture dated as of April 1, 1997 between the Company and The First National Bank of Chicago, Trustee (Exhibit 4-b to Form 10-Q for the period ended March 31, 1997).

4.u	*

First Supplemental Indenture dated as of April 1, 1997 to the Indenture dated as of April 1, 1997 between the Company and The First National Bank of Chicago, Trustee (Exhibit 4-c to Form 10-Q for the period ended March 31, 1997).

4.v	*	Preferred Securities Guarantee Agreement dated April 15, 1997 (Exhibit 4-d to Form 10-Q for the period ended March 31, 1997).

4.w	*

Indenture for $150 million aggregate principal amount of 6.50% senior debt securities due November 15, 2011 and $250 million aggregate principal amount of 7.125% senior debt securities due December 15, 2005 dated as of December 1, 2000, between Kansas City Power & Light Company and The Bank of New York (Exhibit 4-a to Report on Form 8-K dated December 18, 2000).

4.x	*

Indenture for $225 million aggregate principal amount of 6.00% senior debt securities due 2007, Series B, dated March 1, 2002 between The Bank of New York and Kansas City Power & Light Company (Exhibit 4.1.b. to Form 10-Q for the period ended March 31, 2002).

5.a		Opinion of Pepper Hamilton L.L.P. regarding legality of Preferred Securities.

5.b		Opinion and consent of Jeanie Sell Latz, Corporate Secretary of KCP&L regarding legality of Debt and Preferred Securities Guarantees.

12		Schedule of computation of ratio of earnings to fixed charges.

23.a		Consent of Deloitte & Touche LLP.

23.b		Consent of PricewaterhouseCoopers LLP.

23.c		Consent of Deloitte & Touche LLP.

23.d		Consent of Pepper Hamilton L.L.P. (included as part of Exhibit 5.a).

23.e		Consent of Jeanie Sell Latz, Corporate Secretary (included as part of Exhibit 5.b).

24		Powers of Attorney.

25.a		Form T-1 Statement of Eligibility of The Bank of New York, as Trustee under the Senior Indenture, under the Trust Indenture Act of 1939.

25.b		Form T-1 Statement of Eligibility of The Bank of New York, as Trustee under the Subordinated Indenture, under the Trust Indenture Act of 1939

25.c		Form T-1 Statement of Eligibility of The Bank of New York as Property Trustee under the Amended and Restated Declaration of Trust of KCPL Financing II.

25.d

Form T-1 Statement of Eligibility of The Bank of New York as Guarantee Trustee under the Preferred Security Guarantee of Kansas City Power & Light Company for the benefit of the holders of Preferred Securities of KCPL Financing II.

25.e		Form T-1 Statement of Eligibility of The Bank of New York as Property Trustee under the Amended and Restated Declaration of Trust of KCPL Financing III.

25.f

Form T-1 Statement of Eligibility of The Bank of New York as Guarantee Trustee under the Preferred Security Guarantee of Kansas City Power & Light Company for the benefit of the holders of Preferred Securities of KCPL Financing III.